UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 31, 2020

HARMONY BIOSCIENCES HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39450	82-2279923
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

630 W. Germantown Pike, Suite 215

Plymouth Meeting, PA 19462

(Address of principal executive offices) (Zip Code)

(484) 539-9800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	HRMY	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.02.	Unregistered Sales of Equity Securities.

On August 31, 2020, pursuant to Article IV, Section B, Subsection 5.2 of the Third Amended and Restated Certificate of Incorporation, as amended, of Harmony Biosciences Holdings, Inc. (the “Company”), the Company delivered to each holder of the Company’s previously outstanding Series A preferred stock (the “Series A Preferred”), Series B preferred stock (the “Series B Preferred”) and Series C preferred stock (the “Series C Preferred” and, together with the Series A Preferred and the Series B Preferred, the “Preferred Stock”) a notice indicating the number of shares of common stock, par value $0.00001 (“Common Stock”), each such holder now holds following the conversion of the Preferred Stock into Common Stock and the payment of the cumulative accrued dividend in shares of Common Stock.

As previously reported, from September 22, 2017 through January 8, 2018, the Company issued and sold an aggregate of 34,692,635 shares of Series A Preferred at a purchase price of $8.22 per share for aggregate consideration of approximately $285.0 million. On January 8, 2018, the Company issued and sold an aggregate of 973,828 shares of Series B Preferred at a purchase price of $10.27 per share for aggregate consideration of approximately $10.0 million. On August 9, 2019, the Company issued and sold an aggregate of 3,105,320 shares of Series C Preferred at a purchase price of $16.10 per share, for aggregate consideration of approximately $50.0 million. All the Preferred Stock share numbers and prices disclosed above reflect the Company’s 1-for-8.215 reverse stock split, which was effected on August 11, 2020.

The Preferred Stock was issued to investors in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), as set forth in Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder relative to transactions by an issuer not involving any public offering, to the extent an exemption from such registration was required.

In connection with the initial public offering (“IPO”) of the Company’s Common Stock, all of the Company’s outstanding shares of Preferred Stock were converted into shares of Common Stock. In addition, the Company paid out a cumulative accrued dividend to holders of the Preferred Stock in shares of Common Stock. Collectively, holders of the previously outstanding Preferred Stock received a total of 42,926,630 shares of unregistered Common Stock, resulting in a total of 56,883,640 shares of Common Stock outstanding. All fractional shares were paid in cash. Substantially all shares of Common Stock issued to holders of Preferred Stock are subject to a lock-up agreement that expires 180 days from August 18, 2020, the date the IPO was priced.

Item 8.01.	Other Events.

As previously reported, the Food and Drug Administration (the “FDA”) recommended that the Company submit a complete response resubmission in pursuit of the adult cataplexy indication for WAKIX. Following such resubmission, the Company has received acknowledgement from the FDA that it considers the resubmission to be a complete Class 1 response to its August 14, 2019 action letter, and the user fee goal date, or decision date, is October 13, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARMONY BIOSCIENCES HOLDINGS, INC.

Date: August 31, 2020	By:	/s/ John C. Jacobs
John C. Jacobs
President and Chief Executive Officer